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                                 EXHIBIT 21.0

                        SUBSIDIARIES OF THE REGISTRANT

Da Vinci Systems Corporation, a Delaware corporation

Leprechaun Software International, Ltd., a Georgia corporation

ON Securities Corporation, a Massachusetts corporation

On Technology U.K. Limited, a corporation organized under the laws of England

ON Technology Foreign Sales Corporation, a US Virgin Island Corporation

Purview Technologies, Inc., a Pennsylvania Corporation

Wilma 96 Vermogensuerwaltungs, a German GmbH